Exhibit 23.3

Consent Of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Shore Bancshares, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-143002, 333-195527, 333-167762, 333-157141 and 333-206110) and on Form S-8 (Nos. 333-105159, 333-134955 and 333-211736) of Shore Bancshares, Inc., of our report dated March 11, 2016, with respect to the consolidated financial statements of Shore Bancshares, Inc. for the year ended December 31, 2015, which report appears in Shore Bancshares, Inc.’s Annual Report on Form 10-K, for the year ended December 31, 2017.

/s/ Stegman & Company

Baltimore, Maryland

March 16, 2018

Suite 200, 809 Glen Eagles Court     Baltimore, Maryland 21286 ● 410-823-8000 ● 1-800-686-3883 ● Fax: 410-296-4815 ● www.stegman.com

Members of